                                                                     EXHIBIT 4.2

                                                            NO: MTNL/RA/ILD/2003
                                                                DATED 27.05.2003

                             INTERCONNECT AGREEMENT

                             INTERCONNECT AGREEMENT

This agreement is made on this 27TH DAY OF MAY 2003 to be effective from
1.5.2003 Between MAHANAGAR TELEPHONE NIGAM LIMITED having its registered office at Jeevan Bharti Building, Tower No.1, 12th Floor, 124 Connaught Circus, New Delhi- 110001 (hereinafter called "MTNL") of the ONE PART and M/s VIDESH SANCHAR NIGAM LIMITED a company registered under the Companies Act 1956 and having its registered office at Videsh Sanchar Bhavan, M.G. Road, Mumbai - 400 001 and Corporate Office at Lokmanya Videsh Sanchar Bhavan, Kashinath Dhuru Marg, Prabhadevi, Mumbai 400 028 (hereinafter called ILDO which expression shall unless repugnant to the context, include its successors in business, legal representatives and administrators or permitted assigns) of the OTHER PART.

WHEREAS VSNL holds an International Long Distance license to provide international long distance services under Section 4 (1) of the Indian Telegraph Act, 1885 to provide INTERNATIONAL LONG DISTANCE SERVICE on the terms and conditions specified in such Licenses.

IT IS AGREED AS FOLLOWS:

         1. Each party, i.e. MTNL as well as the ILDO, does hereby agree to:

                  (a) Interconnect its Network to the Network facilities of the other party; and

                  (b) Make available to the other party the services, facilities and information as specified in this interconnect Agreement.

                  (c) Provide the other interconnected party with interconnection traffic carriage and fault detection of a technical and operational quality that is equivalent to that which each party provides to itself.

         2. The ILDO shall ensure that its interconnect facilities delivered at each point of interconnection (POI) conform to the applicable quality of services (QOS) standards as prescribed by Licensor/TRAI from time to time and technical specifications for interconnection by the relevant delivery date determined pursuant to the provisions of this Agreement.

         3. ILDO shall be responsible to provide, install, test, make operational and maintain all interconnection facilities on its side of point of interconnection (POI) unless otherwise mutually agreed.

         4. ILDO shall comply with all security and safety practices and procedures notified from time to time by the LICENSOR or any other competent Authority authorized by law.

         5. Notwithstanding anything contained hereinafter, it is further agreed and declared that both the parties reserve the right to modify at any time the terms and conditions of the Interconnect Agreement, in case of receipt of a direction from the LICENSOR or any other regulatory/competent authority.
                  Any of the terms of this agreement may be reviewed at the request of either party.

         6. This agreement is intended to apply only to the provision of Services by one party to another party and to related matters concerning the parties and may not be construed as conferring benefits on the third persons.

         7. The parties acknowledge that this agreement is intended to apply to the provisions related to ILD (international long distance) services only between the MTNL as a provider of various telecommunication services and ILDO as a provider of International Long Distance service and not as a provider of any other service.

         8.       (a)      The parties agree that billing of subscribers who
                  select ILDO as their international long distance carriers by choosing the assigned carrier access code of ILDO shall be the sole responsibility of the ILDO.

                  (b) MTNL shall supply on demand from ILDO subscriber related directory information such as name, address, change of address on a computer floppy / CD on monthly basis on payment of charges to MTNL by ILDO which shall be mutually discussed and agreed at the time of implementation of CAC/CIC.

                  (c) The parties acknowledge and agree that for the purpose of billing of subscribers by ILDO when CAC / CIC is introduced there shall be issues arising in respect of disconnection of subscribers by the access providers due to non payment of dues of one or more ILDOs. To protect the interests of all the parties concerned, it is agreed that the parties shall refer the matter to licensor/regulator to issue necessary guidelines/regulations in this regard, so that these are applied uniformly to all operators.

                  (d) If the calls are dialed without CAC/CIC and MTNL decides to handover such calls to the ILDO for further carriage and termination in the distant country, MTNL shall do the subscriber billing and collect payments from its subscribers.

         9. The parties acknowledge that substantial costs will have to be incurred by MTNL for Implementation of CAC/CIC based carrier selection for providing choice to the subscribers for availing the services from ILDO. Parties agree that such costs will have to be shared among the ILDO's. The basis of such sharing mechanism may have to be decided by the licensor/regulator for which the parties agree to make a reference to the licensor/regulator for issuing the guidelines. It is further agreed that the MTNL shall be able to take up the work of up gradation for Implementation of CAC/CIC on receipt of the required amount for such upgradation.

         10. In case any of MTNL's resources and other support facilities are availed by the ILDO, MTNL will be free to charge from the ILDO for use of such resources

         11. The parties further acknowledge that the parties will mutually discuss to arrive at solutions to the issues arising out of any change in the terms and conditions of the license of either party or any change in the interconnection regulation at any point of time requiring changes in the interconnection arrangements in this agreement.

         12. Each Party agrees that the other is treated no less favorably than any other with regard to commercial, interconnectivity and other aspects of the Interconnect Agreement.

         13. The Articles from 1 to 9 (one to nine) along with the connected Annexures (1 to 5 and Schedule I) as given below, specifically lay the terms and conditions as per the respective titles and these terms and conditions shall govern the mutual relations of the parties and they shall form a part and parcel of this agreement.

         14. MTNL and ILDO shall try to maximize traffic flow to each other (within the constraints of Government directions) and ILDO shall handover all the traffic meant for MTNL's subscribers directly through the designated gateway TAXs/Tandem's/Local Exchanges of MTNL only.

         15. MTNL and ILDO shall exchange only `Toll Quality Voice Telephony' traffic at the Points of Interconnection.

         16. In case of any difference of interpretation between contents of the main body of the agreement and the Schedule / Annexures, the contents of the main body shall prevail.

         17. Interconnection and revenue sharing arrangement for all other services being currently provided by ILDO and extended by MTNL to its subscribers, shall be separately discussed to arrive at mutually agreeable arrangement within 8 weeks of signing of this agreement, till then the existing arrangements shall continue.

         18. The revenue sharing as per schedule-I will, however, be effective from May 1, 2003

         19.      Point deleted.

                                      INDEX

                                                      PAGES
ARTICLE SUBJECT / TITLE                        FROM            TO
-----------------------------------------------------------------
1.  Definitions                                  7      -      12

2.  Technical issues pertaining                 13      -      19
    to interconnection

3.  Interconnect Capacity                       20      -      24

4.  Testing and commissioning                   25      -      26
    of Interconnect circuits

5.  Interconnect Performances                   27      -      28
    standards

6.  Interconnection charges                     29      -      31

7.  Interconnect Billing System                 32      -      36

8.  Disputes (other than billing
    Disputes) and arbitration                   37      -      37

9.  Liability, Indemnity and
    Intellectual Property Rights                38      -      38

          Annexure - 1                          39      -      39

          Annexure - 2                          40      -      40

          Annexure - 3                          41      -      41

          Annexure - 4                          42      -      42

          Annexure - 5                          43      -      44

Schedule I                                      46      -      48

Annexure I                                      49      -      49

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed through their respective authorized representatives on the day and year first above written.

Signed and Delivered for and on behalf of MTNL.

By Shri S. C. Ahuja
Company Secretary
Mahanagar Telephone Nigam Limited,

Signed & Delivered on Behalf of M/s. Videsh Sanchar Nigam Limited

By Shri Satish Ranade
Executive Director (Legal)
& Company Secretary,
Videsh Sanchar Nigam Limited.

in the presence of:

Witnesses

    1. _____________________

    2. _____________________

                                   ARTICLE - 1

                  1. DEFINITIONS

In this Agreement, words and expressions will have the following meanings as are respectively assigned to them unless the contrary intention appears from the context:

1.1      "APPLICABLE SYSTEMS":     means all the necessary equipment, systems /
                                   sub systems and components of the network engineered to meet relevant ITU standards, ITU - T, ITU - R recommendations, TEC
                                   Specifications and Industry standards for provision of service in accordance with operational, technical and quality requirements and other terms and conditions of the License Agreement.

1.2      "BILL ISSUE DATE":        means the 10th of every Calendar month.

1.3      "BILLING PERIOD":         means the period of one Calendar month
                                   commencing on the first day of every month.

1.4      "BILLING INFORMATION":    means the Information, as specified in
                                   Article 6 & 7, necessary to ascertain the charges payable by either party under agreement.

1.5      "BSNL":                   means Bharat Sanchar Nigam Limited.

1.5A     "BSO":                    means Basic Service Operator.

1.6      "CLI or "CALLING LINE
INDENTIFICATION":                  means the information generated by the
                                   Network capability which identifies and
                                   forwards the calling number through the
                                   interconnected MTNL's / ILDO's Network.

1.7      "CONNECTABLE SYSTEM":     means a telecommunication system, which is
                                   authorized to be run under a license, which authorizes connection of that system to the Applicable system.

1.8      "DoT"                     means Department of Telecommunications and/or
                                   its successors.

1.9     "DIRECT EXCHANGE LINE":    means a telephone connection between the
                                   subscriber's terminal equipment and the
                                   terminal exchange.

1.10     "FUNDAMENTAL PLAN":       means Numbering Plan, Traffic Routing and
                                   Switching Plan and transmission Plan issued by Department of Telecom and as may be amended from time to time.

1.11     "INFRASTRUCTURE
PROVIDER (S)":                     means a person or persons providing inactive
                                   elements of the telecom network including dark fibers, right of way, duct space, towers, etc. as well as those who provide end to end bandwidth to other service providers.

1.12     "INSTALLED CAPACITY":     means the total number of lines for which
                                   switching equipment is available in the
                                   exchange for connection of subscribers.

1.13     "INTERNATIONAL
SERVICE":                          means the telecom services originating in
                                   the country and terminating outside the
                                   country and vice versa.

1.13A    "INTERNATIONAL
GATEWAY SWITCH":                   means Point of Presence of the ILDO as
                                   approved by the Licensor.

1.14     "INTERNATIONAL LONG
DISTANCE SERVICE (ILD SERVICE)
- SCOPE OF ILD SERVICE IS AS
FOLLOWS: The ILD Service is basically a network carriage service (also called Bearer) providing International connectivity to the Network operated by foreign carriers. The ILD service provider is permitted full flexibility to offer all types of bearer services from an integrated platform. ILD service providers will provide bearer services so that end-to-end tele-services such as voice, data, fax, video and multi-media etc. can be provided by Access Providers to the customers. Except " Global Mobile Personal Communication Service (GMPCS) including through INMARSAT" for which a separate license is required. ILD service providers would be permitted to offer international bandwidth on lease to other operators. ILD service provider shall not access the subscribers directly which should be through NLD service provider or Access Provider. Resellers are not permitted.

1.15     "INTER CIRCLE TRAFFIC":   means the long distance traffic originated
                                   in one telecom circle and terminating in another telecom circle.

1.16     "INTRA CIRCLE TRAFFIC":   means the long distance traffic originating
                                   and terminating within boundaries of the licensed Service Area.

1.17     "LOCAL AREA":             means the geographical area served by an
                                   exchange or an exchange system and which is co-terminus with Short Distance Area (SDCA) or where the telegraph authority has declared any area served by an exchange system to be the local area for the purpose of telephone connections. All exchanges within the local area being treated as multi exchange system.

1.18     "LOCAL CALLS":            "Local calls" are calls which originate from
                                   subscribers of a service provider's
                                   network/exchange system in a SDCA and
                                   terminate either (i) within the same SDCA or
                                   (ii) in the contiguous telephone exchange system of the adjacent SDCA, provided these are delivered/handed over to another service provider's network in the destination SDCA only.

1.19     "LONG DISTANCE CALL":     means a call terminating in a Local  Area
                                   other than in which it originated.

1.20     "LONG DISTANCE
CHARGING AREA (LDCA)":             means one of the several areas into which
                                   the country is divided and declared as such for the purpose of charging for trunk calls which generally is co -terminus with Secondary Switching Area (SSA).

1.21     "LONG DISTANCE
CHARGING CENTRE (LDCC)":           means a particular Trunk Exchange in a Long
                                   Distance Charging Area declared as such for the purpose of charging Long Distance calls.
                                   Headquarters of SSAs are generally LDCCs.

1.21A    MTNL:                     means Mahanagar Telephone Nigam Limited

1.22     "LICENSOR"                shall refer to President of India acting
                                   through any authorized person, who grants
                                   License under Section 4 of Indian Telegraph
                                   Act 1885 and Indian Wireless Telegraphy Act
                                   1993, unless otherwise specified.

1.23     "MESSAGE":                means anything covered within sub-section
                                   (3) of section 3 of the Indian Telegraph Act
                                   1885.

1.24     "NATIONAL LONG
DISTANCE (NLD) SERVICE":           means carriage of switched bearer
                                   telecommunication service over long distance.

1.25     "NATIONAL LONG
DISTANCE SERVICE
OPERATOR (NLDO)":                  means the telecom operator providing the
                                   required digital capacity to carry long
                                   distance telecommunication service within the scope of the License for National Long
                                   Distance Service, which may include various types of tele services defined by ITU, such as voice, data, fax, text, video, and multi media etc.

1.26     "OTHER SERVICE
PROVIDERS":                        means the operators who offer service for
                                   applications like tele - banking, tele - medicine, tele - education, tele - trading, E - Commerce etc. by using infrastructure provided by various access providers. These other service providers (OSPs) do not infringe on the jurisdiction of access providers and do not provide switched telephony.

1.27     "PAY BY DATE"             means the 15th day from the date of issue of
                                   bill.

1.28     "PHONOGRAM"               means a telegraphic message sent to or
                                   received from a telegraph office by a
                                   subscriber over telephone.

1.29     "POINT OF PRESENCE
(POP)" IN RESPECT OF BSO:          means setting up of switching center and
                                   transmission center of appropriate capacity by Basic Telephone Service provider at the SDCA level to provide, on demand, service of prescribed quality and grade of service in a non-discriminatory manner.

1.29A    "POINT OF PRESENCE
(POP)" IN RESPECT OF NLDO:         means setting up of switching center and
                                   transmission center of appropriate capacity by national Long Distance Service provider at the LDCC level to provide, on demand, service of prescribed quality and grade of service in a non-discriminatory manner or as approved by the Licensor from time-to-time.

1.29B    "POINT OF PRESENCE
(POP)" IN RESPECT OF ILDO:         means setting up of switching center and
                                   transmission center of appropriate capacity by the ILDO to provide on demand, service of prescribed quality and grade of service in a non-discriminatory manner.

1.30     "PSTN"                    means Public Switched Telephone Network.

1.31     "RADIO TRANSRECEIVER":    means the Radio Transmitter and Receiver at
                                   base stations.

1.32     "REGULATIONS":            means the regulations issued by TRAI under
                                   TRAI Act, 1997 as amended from time to time.

1.33     "SERVICE AREA"            means the specified territorial telecom
                                   circle bounded by geographical limits within which the ILDO is licensed to operate and offer the Service.

1.34     "SERVICE PROVIDERS"       means telecom service provider licensed
                                   under Section 4 of the Indian Telegraph Act
                                   1885 for provisions of service.

1.35     "SHORT DISTANCE
CHARGING AREA (SDCA)":             means one of the several areas into which a
                                   Long Distance Charging Area is divided and declared as such for the purpose of charging for trunk calls and within which the local call charges and local numbering scheme is applicable. SDCAs, with a few exceptions, coincide with revenue tehsil / taluk.

1.36     "SHORT DISTANCE
CHARGING CENTRE (SDCC)":           means a particular Exchange in a Short
                                   Distance Charging Area declared as such for the purpose of charging trunk calls.
                                   Headquarters of SDCAs are generally SDCCs.

1.37     "TDSAT":                  means Telecom Disputes Settlement and
                                   Appellate Tribunal.

1.38     "TEC":                    means Telecom Engineering Center.

1.39     "TRAI"                    means Telecom Regulatory Authority of India

1.40     "VSNL"                    means Videsh Sanchar Nigam Limited.

1.41 The following abbreviations shall bear the full expression as mentioned below:

ACM                                ADDRESS COMPLETE MESSAGE

ANM                                ANSWER MESSAGE

BHCA                               BUSY HOUR CALL ATTEMPTS

CAS                                CHANNEL ASSOCIATED SIGNALING

CCS7                               COMMON CHANNEL SIGNALING NO.7

CON                                CONNECT MESSAGE

CG                                 CALL PROGRESS MESSAGE

CRG                                CHARGING MESSAGE

DPC                                DESTINATION POINT CODE

ISD                                INTERNATIONAL SUBSCRIBER DIALING

I/C                                INCOMING

LDCA                               LONG DISTANCE CHARGING AREA

NW                                 NETWORK

O/G                                OUTGOING

OPC                                ORIGINATION POINT CODE

SDCA                               SHORT DISTANCE CHARGING AREA

SDCC                               SHORT DISTANCE CHARGING CENTRE

SPC                                SIGNALING POINT CODE

SDH                                SYNCHRONOUS DIGITAL HIERARCHY

STD                                SUBSCRIBER TRUNK DIALING

TEC                                TELECOMMUNICATION ENGINEERING CENTRE

TAX                                TRUNK AUTOMATIC EXCHANGE

TS                                 TIME SLOT

                                   ARTICLE-2

TECHNICAL ISSUES PERTAINING TO INTERCONNECTION:

2.1      INTERCONNECTIVITY

2.1.1    Both MTNL and the ILDO, shall :

                  a. Interconnect their respective Networks to the Network facilities of the other ; and

                  b. make available to each other the services, facilities and information as specified in this Interconnect Agreement.

                  c. Provide the other interconnected party with interconnection traffic carriage and fault detection of a technical and operational quality that is equivalent to that which each party provides to itself.

2.1.2 ILDO may develop its own independent network, with its own transmission links within its service area for interconnecting with various NLDOs/ APs.

2.1.2.1 ILDO's network shall have interconnectivity with MTNL's network at the Level-I TAX/Tandems/local exchanges located at the location of approved International Gateway Switch of the ILDO. This interconnectivity shall be for following types of calls:

                       (a) Incoming calls to India, which are originated by the subscribers of public networks in other countries, dialed as per ITU approved numbering plan and are meant for terminating in the networks of licensed telecom service providers in India.

                       (b) Outgoing calls originated by the subscribers of licensed service providers in India, which are dialed as per the national numbering plan i.e. 00 + country code + Area code + subscriber number, and handed over by MTNL to ILDO for further carriage and termination in the country of destination.

2.1.2.2 This connectivity shall not be used for handing over the calls originated in India for termination on subscribers of INMARSAT, GMPCS or other similar services as the tariff and revenue share arrangement are different.

2.1.2.3 For calls other than those mentioned in clause 2.1.2.1 above, the arrangement shall be discussed separately to arrive at a mutual agreement.

2.1.3 ILDO's network shall have interconnectivity with MTNL's network equivalent level at a tandem exchange for incoming ILD calls terminating in MTNL's network.. However, if traffic requirement so necessitates, or if connectivity at tandem level is technically non feasible, ILDO shall seek interconnection at local exchange also. For out going calls from the network of MTNL, ILDO shall have connectivity at all level-1 TAXs at Delhi & Mumbai.

2.1.4 ILDO shall be responsible for providing the required transmission links from/to its network to/from MTNL's network at interface points under Clause 2.1.3, at local/tandem/ TAX levels, initially as well as for augmentation from time to time. These links would include passive transmission links as well as active end equipments.

2.1.5 ILDO shall not, under this agreement, directly or otherwise, extend any type of service to MTNL subscribers other than what is provided in the agreement through the access provided by MTNL & vice versa unless otherwise mutually agreed.

2.1.5.1 ILDO shall deliver incoming traffic for termination in MTNL's Network only via the POIs with MTNL and shall not deliver such traffic through any other service provider or through any other means unless mutually agreed or permitted by the regulation.

2.1.6 Unless otherwise expressly agreed between the parties the scope of this interconnect agreement is limited only to such traffic that originates or terminates in the network of MTNL.

2.1.7 The ILDO shall ensure that its interconnect facilities delivered at each point of interconnection (POI) conform to the applicable quality of service (QOS) standards and technical specifications for interconnection by the relevant delivery date determined pursuant to the provisions of this agreement. Both the parties shall exchange only toll quality voice telephony services at the point of interconnection.

2.1.8 ILDO shall be responsible to provide, install, test, make operational and maintain all interconnection facilities on its side of point of interconnection (POI) unless otherwise mutually agreed.

2.1.9 ILDO shall not transit the traffic originated from network of any other service provider or operator through MTNL unless mutually agreed.

2.1.10 Switching system to be used by ILDO shall be interface approved against the relevant latest TEC specification.

2.1.11 Any facility obtained by ILDO from MTNL shall not be resold or leased in any manner to a third party.

2.1.12 No by pass of traffic shall be resorted to by any party by delivering the traffic at any point other than as permitted or agreed to under this agreement. In case unauthorized diversion in routing comes to notice, the other party shall be free to disconnect the POI in that area, after intimating other party two weeks in advance. Moreover, the resources shall be used for the purpose for which these have been earmarked and no other service shall be offered by utilizing such resources without agreement of other party.

2.1.13 Irrespective of who owns a transmission system of the link interconnecting one party's exchange to the exchange of the other party, each party subject to availability and feasibility may provide accommodation for the terminals of such equipment of the other party located in its premises. Each party may permit mounting of antennae for interconnect link owned by the other party on its transmission towers subject to feasibility. Rental for use of such space and mounting shall be determined by the provider of such facility. Arrangements for installation, operation and maintenance of such equipment will be arrived at by mutual agreement. MTNL will provide the services for maintenance & operation of interconnect end link equipment at its end on chargeable basis on mutually agreed terms & conditions.

2.2                    INTERCONNECTIVITY FOR INTRA SDCA

2.2.1 Wherever the originating/terminating traffic to and from TAX/ tandem exchange of MTNL justifies more PCMs, ILDO will seek for augmentation in the POI from MTNL.

2.2.2 Wherever the originating and terminating traffic to and from a gateway switch of ILDO justifies more than 8 PCMs for a particular local exchange of MTNL, the ILDO shall seek direct interconnectivity with that exchange from MTNL.

2.3                    CALLS FROM MTNL NETWORK/SUBSCRIBER TO ILDO'S NETWORK AND
                       VISE VERSA.

2.3.1 Calls from MTNL's subscriber or MTNL's network to ILDO's network will be routed in the MTNL network up to the farthest point i.e. up to MTNL's designated TAXs with which ILDO has established its POI for further carriage by ILDO through its approved international gateway switch. ILDO shall accept outgoing ISD call for all the countries at each of such POIs. Similarly the ILDO will deliver the incoming international calls for various directions at the designated tandems/local exchange with which ILDO has established its POI. Routing details for incoming calls to different POIs will be finalized by MTNL & given to the ILDO for implementation in its switch.

2.3.2 Transit calls which ILDO desires to transit through MTNL and meant for termination in network of any other service provider will be allowed as per terms and conditions given in Schedule-1 subject to agreement for the same between the three parties i.e. ILDO, MTNL and terminating service provider to be recorded in writing.

2.4                    INTER-CONNECT LINK ARCHITECTURE

2.4.1                  TRANSMISSION MEDIA

2.4.1                  (a)     All transmission systems shall be of the digital
                       type and shall, in case they are asynchronous, follow or be inherently compatible with 2/8/34/140 Mb/sec. hierarchy as per ITU-T G 703 Recommendation. Further, SDH systems as per ITU-T G.708 recommendation will also be permitted.

2.4.1                  (b)     Use of DXX (Digital Cross Connect) or equipment
                       with similar functionality is not permitted on links connected with MTNL. Provided, however, that it shall not preclude use of SDH equipment on point to point basis between VSNL ILD Gateway and interconnecting SDCC exchange of MTNL. If bandwidth compression techniques, which reduce the bit rate of a voice channel less than 64 Kb/Sec., are used, in the network of ILDO it shall provide conversion equipment for 64 Kb/sec. at the interface points with MTNL's switching and transmission systems. It is however, agreed that no bandwidth compression techniques shall be used on Interconnection transmission links between ILDO's network and MTNL's network unless mutually agreed.

2.5                    NETWORK INTERFACE

                       The inter-working between MTNL network and ILDO's network shall be at 2 Mb/sec. PCM following relevant latest TEC specification. No analogue connectivity shall be permitted.

2.5.1                  SIGNALING

2.5.2                  (a)     In all cases where MTNL exchange supports CCS7,
                       the signaling with the ILDO's exchange shall be CCS7 (in compliance with National CCS7 & TEC specifications for local/tandem working as modified from time to time. For CCS7 calls, if the charge indicator parameter in ACM/ANM/CPG/CON is received as "NO CHARGE", MTNL and ILDO reserve the right to reject the call.

2.5.3                  (b)     For CCS7 inter-working, the coding of Originating
                       Point Code (OPC) and Destination Point Code (DPC) and Signaling Link Selection (SLS) shall be based on national CCS plan as revised from time to time.

2.5.4.                 (c)     TS '0' shall be used for synchronization and TS
                       `16' shall be used for the purpose of signaling.

                       (d) Unused bits in TS '0' of the frame, not used for frame alignment, shall be set to 1. Similarly, unused bits in TS '16' of the frame 0, which is used for multi-frame alignment work, shall be set to 1.

2.5.3                  (e)     Basic error correction (layer 2) method shall be
                       used.

2.5.3.                 (f)     MTNL's signaling network shall be used only for
                       such calls for which voice path is being established through MTNL's network. Messages on CCS7 links shall remain limited to mandatory messages, which relate to call set up and release.

2.6                    TRAFFIC

                       The traffic on the junction between the MTNL Exchange and the ILDO Exchange shall be taken as per Clause 1.2.3.2 of Volume I Section A Chapter 1 of G/LLT-01/03 Sept.95 as amended from time to time.

2.7                    SYNCHRONISATION

                       ILDO shall be responsible for synchronizing his Exchange with MTNL's Exchange. The Synchronization arrangement and equipment of the ILDO's Exchange shall comply with Clause 4 of TEC specification No.G/PNI-03/01 Sept.95 as modified from time to time. Information regarding priority of different input clocks shall be given by MTNL to the ILDO.

2.8                    TESTING OF JUNCTIONS

                       ILDO's Exchange shall provide the facility of junction testing as per Clause 10.3 of volume II, Section C Chapter 10 of G/LLT-01/03 Sept.95 as modified from time to time .

2.9                    ALLOCATION OF PERFORMANCE PARAMETERS

2.9.1 CCS 7 performance parameters shall conform to the National CCS7 Plan R/NSP-01/01 Sep. 94.

2.9.2 All transmission, parameters apportioned for the network operator portion of the call shall comply with National Transmission Plan. Parameters not specified in Transmission Plan shall comply with ITU recommendations.

2.10                   NETWORK INTERCONNECTIVITY

2.10.1                 DIVERSITY

2.10.1                 (a)     Analogue routing shall not be permitted.

2.10.1                 (b)     All traffic routes to the extent possible shall
                       be supported by at least two CCS7 links. Each link shall be provided in a separate 2048 Kb/sec. System

2.10.1                 (c)     Provision of number of interconnect links in a
                       particular direction shall be dimensioned for a grade of service as specified by MTNL or TEC from time to time. However, any additional interconnect links required by the LICENSEE can be provided by MTNL, subject to technical feasibility. All the interconnect links shall be provided as per the rates prescribed in Chapter 6 subject to change from time to time.

2.10.2                 CIRCUIT SELECTION

                       In the event that both way working is agreed between the parties, the circuit selection protocols shall conform to National CCS 7 specification as amended from time to time.

2.11                   NUMBERING PLAN

2.11.1 ILDO has been allocated carrier selection code by the LICENSOR for dynamic selection of carrier for International long distance calls. All calls for which dynamic carrier selection code has been dialed shall be routed accordingly subject to technical feasibility.

2.11.2 All the digits received from calling party including '0' shall be passed across the interface (ROD=1).

2.12                   CALLING LINE IDENTIFICATION

2.12.1 ILDO's network shall be capable of transmitting and receiving calling line identification, which shall include Area code and subscriber number.

2.12.2 Malicious call line identification shall be transported across the network as required by Law Enforcing Agency subject to technical feasibility.

2.12.3 Disclosure of identity of calling line will be subject to provisions of law and this facility will be made use of for technical, commercial and administrative requirements as prescribed by the Licensor from time to time.

2.13                   CCS7 SIGNALLING POINT (SP) CODE ASSIGNMENT

                       The ILDO may develop its CCS7 signaling network. MTNL will allocate SP Code for the signaling nodes that will be used for Points of Interconnection. The allocation of SP Codes for all other CCS7 signaling nodes within the ILDO's network will be decided by the LICENSOR.

2.14                   USE OF HIGHER LAYER PROTOCOLS

2.14.1 Where telecommunication services require higher layer protocols for interworking/interfacing, it shall be discussed and an agreement shall be arrived at separately.

2.15                   NETWORK INTEGRITY AND SCREENING

2.15.1 ILDO shall be responsible for preventing the transmission of any signaling message across the connecting network, which does not comply with, inter working specification of TEC No.G/PNI-03/01 Sept. 95.

2.15.2 Efficient arrangement for screening function shall be established by the ILDO at his Gateway exchange in his network to detect signals outside the inter-working specification of TEC No.G/PNI-03/01 Sept.95 referred above as modified from time to time.

2.15.3 Screening arrangement shall include rejection of communications or discarding information fields, which do not comply with the specification. It will be the responsibility of the ILDO/MTNL that network integrity is protected and maintained.

2.16                   PROTECTION

                       It shall be ensured that in case the transmission of voice signals to MTNL/ILDO network requires power feeding, then not only the safety of the equipment shall be ensured but also of the personnel maintaining it. In this regard, safety requirements of accidental human touch of feeding voltage as prescribed in BIS document No. IS 8437 shall be referred for limits.

                                   ARTICLE - 3

                              INTERCONNECT CAPACITY

TRANSFER OF INFORMATION, DATA AND FORECASTING FOR TIMELY PROVISIONING OF
SERVICES

3.1                    CAPACITY ORDERING

3.1.1 Demands/Forecasts of either party i.e. MTNL and ILDO, on the other for the following shall be firmed up at least 12 months* before the date on which the required connectivity or circuits is/are required.

                            i) number of ports (2048 kb/sec digital trunks) and type of signaling in the telephone exchanges, location-wise.

                            ii)  addition to the traffic capacity of the
                                 exchanges in Erlangs and call handling capacity in BHCA.

                            iii) number of exchanges and signaling capacity to
                                 be connected over CCS7 signaling.

                            iv)  Routewise expected traffic dispersion.

                       * Provided that this time frame shall be six months for demand made for the first occasion in the first year of License period. However, this does not preclude the possibility of earlier provisioning of the interconnect capacity in full or in part subject to technical feasibility and availability.

3.1.2 The requirements mentioned in Para 3.1.1 shall be furnished in the prescribed Performa given in Annexure 2 hereto.

3.1.3 As stated in Article 2.1.4 and as per Article 6.1.1 herein below, ILDO shall be responsible for providing the required transmission links to and from MTNL's network at permitted interface points at local/tandem/TAX levels initially as well as for augmentation from time to time. However, in case ILDO requests MTNL in writing to provide such links, to interconnect ILDO's network to MTNL's network, then MTNL, may accept such request and set up the link upon payment of charges as may be prescribed by MTNL from time to time.

3.1.4 The party receiving the interconnect capacity demand shall intimate, within a period of 30 days from the date of receipt of appropriate demand, either the acceptance or otherwise an alternative proposal for meeting this demand. In case no response is made within 30 days, it will be treated as accepted demand and interconnection seeker shall be free to deposit the prescribed amount for the required number of ports.

3.1.5 After the acceptance of interconnect capacity demand, in full or part, MTNL will issue a bill based on the accepted interconnect capacity demand, calculated as per
                       Article 6, within 30 days to the ILDO for the advance charges for the first year's use of connection. The ILDO shall pay such bill within 30 days of the date of issue of bill failing which, MTNL will not be obliged to provide the interconnect capacity.

3.1.6 The above stated interconnect capacity demand will be treated as firm demand from the date of receipt of the first year's advance payment of the port charges. The advance payment thus received by MTNL from ILDO will be adjusted against the first year's (reckoned from the date of actual provision of connection to the ILDO) port charges for the connections, calculated as per Article-6. In subsequent years, the annual connection charges for the link connections will be paid each year in advance by ILDO.

3.2                    CAPACITY ORDER TIME SCALE

3.2.1 The time scale for the provision of capacity Ready For Testing shall be 12 months following the date of receipt of the firm demand. However, in exceptional cases, a longer or a shorter time frame can be mutually agreed.

3.2.2 The ILDO shall ensure that the interconnect capacities are got tested within 30 days of the date these are made available by MTNL and these capacities are used fully within a period of three months from the date of commissioning. After expiry of six months extendible to nine months on request, the demand shall be deemed to be withdrawn at the option of MTNL if these are not put to full use by ILDO and MTNL shall be free to use these capacities as required.

3.3                    LIQUIDATED DAMAGES

3.3.1 After placement of a firm demand to provide the interconnect capacity, if MTNL fails (otherwise than through an act of omission of the ILDO) to make available the connection on a ready for test date within a period of 12 months (or any other mutually agreed time frame) from the date of receipt of advance payment as in Para
                       3.1.5 and 3.1.6 above, then MTNL shall pay, on demand, to ILDO, LIQUIDATED DAMAGES for such delays calculated as follows:

         (a)           i)       0.5% of annual connection charge calculated for
                       each PCM link/port as per clause 6.3.1 (a) & (b)/(c) of
                       Article 6 for the number of connections not made available on the ready for test date as per the relevant firm demand multiplied by number of days following the ready for test date till the required connections are made available for ready for test.

                       iii) For the purpose of calculation of Liquidated Damages, the said quantum of delay in provision of connections, shall be reckoned from the date of expiry of 12 months period from the date of receipt of advance/firm demand up to the actual date of issue of notification certifying that such capacity is ready for testing.

                       Illustration: -

                       Where,

                       i)   Annual Link
                            charges         = Rs.1000 per annum per link

                       ii)  No. of links
                            required        = 20

                       iii) No. of links
                            provided by
                            Ready for test
                            date            = 15

                       iv)  Balance links
                            provided 12
                            days after
                            ready for
                            test date       = 5

                       v)   Amount of L/D
                            charges         = (1000 x 0.5 x 12 x 5)/100 = Rs.300

         (b) The maximum number of days for which the liquidated damages are payable is limited to 30 days.

         (c) The payment of liquidated damages shall not release the MTNL from the obligation to deliver the ordered connections to the ILDO. In exceptional cases where the delay is beyond 30 days, MTNL shall be liable to explain the reasons to ILDO and also to indicate the revised ready for test date.

3.3.2 In those cases where interconnection links are being provided by ILDO and ILDO fails (otherwise than through an act of omission of MTNL) to make available connections on the ready for test date i.e. 12 months (or mutually agreed time frame) from the date of advance payment of port charges to MTNL, then ILDO shall pay, on demand, to MTNL the liquidated damages for such delays calculated as follows:

         a) 0.5% of annual port charges calculated for each port as per clause 6.2.1 of Article 6 for the number of connections not made available on the ready for test date as per relevant firm demand multiplied by the number of days following the ready for test date, till the required connections are made available for ready for test.

         b) The maximum number of days for which the liquidated damages are payable, is limited to 30 days.

         c) The payment of liquidated damages shall not release the ILDO from the obligation to deliver the requisite connections/links.

3.4                    CANCELLATION OF FIRM DEMAND

3.4.1 ILDO may cancel a firm demand made for interconnections required by him at any time prior to ready for test date, by a written notice to MTNL. In the event of cancellation of an order for interconnection more than 30 days after its placement, ILDO shall pay cancellation charges to MTNL as provided in Annexure- 3 hereto.

                       The amount deposited by ILDO in accordance with clause
                       3.1.6 above for provision of connections for the relevant capacity firm demand shall be refunded to ILDO after deducting appropriate cancellation charges.

3.5                    REMOVAL AND CESSATION OF INTERCONNECT CAPACITY

3.5.1 Either party may place a written order on the other for the removal and cessation of interconnect capacity.

3.5.2 If ILDO requires the removal of, in part or in full, interconnect capacity already provided under this agreement then an order (in short "removal order") shall be placed on MTNL to that effect. MTNL will in turn verify the requirement and remove the capacity within 30 days (or mutually agreed time frame) from the date of receipt of the removal order.

                       If MTNL after receiving the request disagrees with the proposed removal, then the capacity will not be removed until joint agreement is reached in accordance with the dispute resolution procedure as laid down in Article 8.

3.5.3 A removal certificate will be issued by MTNL to ILDO for the removed capacity within one month of the completion of the removal work.

3.5.4 The cost of removal of such capacity thus agreed upon, as payable by ILDO to MTNL shall be as prescribed in Article-6 in respect of such capacity. In the case of links provided on Rent & Guarantee basis, the prevalent terms and conditions of MTNL for Rent & Guarantee cases, will apply.

3.6                    TRAFFIC FORECAST

3.6.1                  The content of the traffic forecast shall be as follows:-

                       - Traffic from ILDO's to MTNL (For each tandem/local exchange of MTNL)

                       -    Traffic from MTNL to ILDO's network

3.6.2                  Each traffic forecast shall contain

                       -    BHCA.

                       -    Busy hour Traffic in Erlangs.

3.6.3 Busy hour may vary for various exchanges and it shall be determined from actual traffic figures in the network.

3.6.4 The traffic figures indicated in the forecast shall be reviewed after the implementation of the ILDO's network on monthly basis. Both parties shall provide traffic report on all trunk groups used for interconnection.

3.7                    ENHANCEMENT OF STANDARDS AND FEATURES

3.7.1 If any change in MTNL's / ILDO's network/system is introduced to comply with international standards and national standards or for any other reason mutually agreed to, costs associated with such changes that either party has to make in its network/system to maintain interconnectivity with other's network shall be borne by the respective parties.

3.7.2 Normally the altering party shall notify in writing at least 12 months in advance setting out details of the nature, effect, technical details and potential impact on the other party's system of such alteration. A notice period shorter than 12 months can also be considered in exceptional circumstances by mutual agreement.

3.7.3 Either party requiring enhancement of features in switching and transmission systems to meet new or unforeseen situations and demands shall notify the other party at least 12 months in advance.

                                   ARTICLE - 4

         TESTING AND COMMISSIONING OF INTER CONNECT CIRCUITS

4.1                    TESTING TIME TABLES.

4.1.1 The party installing the equipment and requiring inter-connectivity tests shall, before the Ready For Test date, notify to the other party certifying that such capacity is ready for testing.

4.1.2 MTNL and ILDO shall commence joint testing of interconnect circuits within one month after the relevant Ready For Test Date. The format for Ready For Test intimation shall be designed in consultation by both the parties i.e. MTNL and ILDO. The result of joint testing, recorded by duly authorized representatives of each side, shall be binding on both the parties.

4.1.3 If, for good reason, either party is unable to proceed with testing of any interconnect circuit, then that party shall notify the other in writing at least 10 working days prior to scheduled Ready For Test date where after testing will be rescheduled by mutual agreement and testing carried out on such rescheduled date.

4.1.4 If the parties are unable to agree upon a mutually acceptable date for the testing of the interconnect circuits, then either party may notify the other that it wishes to resolve the disagreement in accordance with
                       Article 8 and in such an event the dispute resolution procedure set out in that chapter will come into operation.

4.1.5 On the Ready For Service Date, both parties will certify to confirm that the interconnect circuits have been satisfactorily tested and are ready for putting into service Such certificate will be worded as mutually agreed by both parties so far practicable.

4.2                    TESTING AND COMMISSIONING PROCEDURES

4.2.1 MTNL shall provide the test schedule to ILDO, within 20 working days of a written request by the ILDO.

4.2.2 Details of testing procedure format/Guidelines will be as mutually agreed. The parties will jointly test the equipment to ensure that the equipment meets the necessary technical parameters and performance standards in a reasonable and efficient manner.

4.2.3 Testing time scales will vary according to the capacity ordered and the relevant testing scenario shall be developed in advance by MTNL.

4.2.4 In Case MTNL shall require and demand any testing equipment / facilities from ILDO to carry out required interconnect tests, the same shall be provided by ILDO.

                                   ARTICLE - 5

                       INTERCONNECT PERFORMANCE STANDARDS

5.1      GENERAL

         i. Each party shall be responsible for running its own system and ensuring the safety of such system.

         ii. Fault reporting mechanism for interconnect operational problems will be initially worked out jointly by both the parties and this mechanism shall be upgraded from time to time.

5.2      FAULTS IDENTIFICATION AND REPORTING

         i. Each party shall advise its customer to report all faults to its own Fault Reporting Center.

         ii. If a customer of one party reports a fault to the Fault Reporting Center of the other party to which it is not directly connected, such latter party will promptly inform the customer of the correct number to report the fault.

         iii. If a major fault occurs which is likely to affect systems of both parties, the party who first becomes aware of the fault shall promptly notify the fault to the other.

         ii. If one party identifies a fault occurring in its system, which may have adverse effect on the other party's system, the first party will promptly inform the party of the actions being taken to resolve the problem.

5.3      NETWORK RESTORATION

                  The parties will develop and record (to form operating instructions) a series of agreed response time for different network fault conditions on the basis of following principles:

                  i) Clearance of faults affecting the network will take priority over the clearance of individual faults.

                  ii) They will automatically bring in any standby capacity available and/or carry out network management actions to restore service to the extent feasible.

                  iii) They will observe equipment alarms and carry out testing to identify the nature and location of the fault in co-operation, as deemed necessary, with the other party.

                  iv) They will keep each other informed of progress on a regular basis.

                  v) If temporary repairs are made by one, the other party must be informed of this fact. Other party shall also be informed of service impact of temporary repair and the estimated time of full restoration.

5.4      PLANNED MAINTENANCE/WORKS

                  i) Each party will give at least 7 days notice of any planned maintenance, which may affect the other's system.

                  ii) Each party shall make its best efforts to minimize disruption and where possible alternative routing will be provided. Equipment design and link engineering should have such redundancy that for any planned work the traffic is not severely affected.

5.6      REVIEW MEETINGS

5.6.1 Review meetings shall be held normally at an interval of 4 months at appropriate level at the headquarters of the ILDO's or at the MTNL Delhi /Mumbai Circle Head Quarter, to sort out various interconnect and network related problems affecting the interconnectivity.

                                   ARTICLE - 6

                             INTERCONNECTION CHARGES

6.2                      INTERCONNECTIVITY TO MTNL NETWORK.

6.2.1 Provision of links to interconnect ILDO's network with MTNL's network at the technically feasible interconnecting exchange will be the responsibility of the ILDO as provided under Clause 2.1.2 and 2.1.4.

6.2.2 The cost of terminating equipment including measurement devices in the TAX/Tandem/Local switch for measurement of traffic/revenue share, specifically asked for by ILDO shall be payable by ILDO.

6.2.3 The set up of cost of interconnection which means the initial cost of any engineering work needed to provide the specific interconnect facilities requested by ILDO shall be payable by the ILDO. A set up cost of Rs. One lakh per POI per occasion will be paid by ILDO to MTNL for creation, testing and commissioning of the POI.

6.2               CONNECTION CHARGES

6.2.1 It shall not be mandatory for MTNL to provide any infrastructure to ILDO which ILDO itself is supposed to arrange. MTNL, however, may subject to availability and its commercial policies provide PCM links to interconnect ILDO's exchange to MTNL's exchange at SDCA level.

                           a) For the initial period of three years, the port charges shall be payable by ILDO as per regulation No.6 of 2001 issued by TRAI and as amended from time to time. However, it is understood that no port charges shall be payable for ports already made available to ILDO by MTNL.

6.2.2 Minimum period of hire of the ports shall be three years. If the ports are surrendered earlier, pro-rata rental for the un-expired portion of the committed period shall be payable by ILDO. Once the interconnect agreement comes into effect, the rates in respect of the aforesaid components at (b) and (c) as applicable on the effective date may remain fixed for the capacity orders placed within 36 months from the date of provisioning. However, as regards the aforesaid component at
                  (a) above, the rates as per MTNL terms prevalent at the time of charging shall be applicable. In addition to these rates, the ILDO shall bear the cost of setting of the interconnection.

                  All infrastructure charges including leased line charges and set up cost etc. are to be borne by ILDO as per MTNL applicable tariffs. Where ILDO applies for E1 at any of its international gateways for the purpose of POIs with the designated gateway TAXs, TANDEMs, the payment of leased line charges would be accepted on quarterly in advance basis. This shall apply to first year leased line charges as well. Leased line charges, if any, taken earlier on annual basis shall be refunded/ readjusted by MTNL.

6.2.3 For the infrastructure referred to in Clause 2.1.13 like space in MTNL's building, provision of power supply, air conditioning, mounting of antennas on towers or building tops if feasible for the interconnect link, the charges and other terms & conditions for the same will be as prescribed by MTNL from time to time separately.

6.2.4 Irrespective of what has been mentioned in Clause 2.1.13 permission to mount antennae or use of space/duct etc. for interconnection link shall not be mandatory and will be subject to availability keeping the long-term requirement of each party in view and mutual agreement. The charges for such accommodation and infrastructure shall be as prescribed by the Interconnection Provider from time to time. The installation of the link equipment may be done by the ILDO itself and no independent room etc. will be provided by MTNL. The end link equipment will be installed in the transmission room of the building where interconnection will be taken by ILDO. After commissioning of the end link equipment, the same shall be taken over by MTNL for operation and maintenance and the staff of the ILDO will not be allowed entry for day to day maintenance. The operation and maintenance charges for end link equipment at MTNL end will be charged from the ILDO along with the rental for space and other infrastructure such as AC, power etc. MTNL will undertake the operation and maintenance of interconnect equipment installed by ILDO in its premises and will charge the ILDO for the same. The entry of ILDO's personnel on a regular basis shall not be allowed in MTNL's premises but shall be for level II maintenance on need basis.

6.3               ACCESS CHARGES/REVENUE SHARING

6.3.1. Access charges for Outgoing and Incoming international calls shall be as per Schedule-I

6.3.2             REVIEW

                  The incoming and outgoing rates as above are valid until 31-03-2004. The review can also be done subject to following events:-

         (i) TRAI's determination/regulation on access charges revenue sharing and interconnection arrangements with ILDOs.

         (ii) In case of significant reduction of ILD customer tariff as announced by other ILD operators.

         (iii) The total outgoing traffic volumes exceeds the incoming volume in any month.

         (iv) CAC is introduced whereby the subscriber is able to directly select the ILDO.

         (v)      Mutual agreement between the two interconnecting operators.

6.4               CHARGES FOR ENHANCEMENT OF FEATURES IN SWITCHING AND
                  TRANSMISSION SYSTEMS.

6.4.1 In case, any enhancement of features is required in the network of MTNL for enabling interconnection and start of services of the ILDO to meet the requirements of his license for International Long Distance Service, the charges for such enhancement shall be payable by the ILDO as determined by MTNL. If these enhanced features are made use of by other ILDOs within a period of 12 months from the date of such up gradation, they will proportionately share this cost with the earlier ILDO who has paid for it.

6.4.2 ILDO shall pay to MTNL the charges as decided by MTNL for the cost of enhancement of features in its switching and transmission networks and their up-gradation, if any, for providing the specific facilities requested by the ILDO which are not available with MTNL at the location of the POI.

                                   ARTICLE - 7

                           INTERCONNECT BILLING SYSTEM

7.3               BILL INFORMATION

7.3.1 MTNL shall provide to the other party information relating to detailed billing/trunk group bulk billing as may be reasonably required for ascertaining the charges payable by each party under this agreement on monthly basis.

7.3.2 In case of a dispute arising between the parties in respect of the billing MTNL and the ILDO shall have the right on having given an advance written notice of 10 clear days, to inspect the relevant books and/or detailed records of the other relating to a period not exceeding one year prior to the date of inspection, for the purpose of verifying the Billing information provided by the other in respect of such period.

7.3.3 Each party shall keep all books and records relating to Billing Information provided by it to the other, in respect of revenue sharing (access charges) for a period of one year from the end of the Billing Period in respect of which such Billing Information was delivered to the other. If a request has been made as per provisions in 7.1.2 such records will have to be preserved till final settlement of the case.

7.3.4 In the event that at any time during the continuance of this Agreement the Billing System of either Party malfunctions and is unable to provide all or part of the Billing Information necessary for such party to prepare a bill to the other, the other party shall at the request and expense of the first mentioned party use its reasonable endeavors to supply the necessary Billing Information to the first mentioned Party without any legal liability to the first mentioned party for the contents of such Billing Information.

7.3.5 ILDO shall be responsible to cover its liability for payment of taxes imposed by the Central or State Government, as the case may be.

7.4               ISSUE OF BILLS

7.4.1 Traffic observations and meter reading shall be taken at each POI separately for outgoing calls, incoming calls and transit calls. These meter readings shall be sent to the designated billing authority who shall issue the bills for the net amount after deducting the charges payable for the outbound traffic and also taking into account the applicable volume discounts and minimum monthly guaranteed incoming traffic. The bill shall be issued on monthly basis and shall be payable within 7 day of the date of issue of bill or 15 days from the end of month whichever is earlier. The payment shall be by way of banker's check/demand draft in favor of the designated billing authority of MTNL, drawn at the local branch of any scheduled bank at Mumbai

7.2.2 Bills for telecom resources and other support facilities, such as connection charges, charges for leased facilities and charges for enhancement of features, if availed by the ILDO will be issued by MTNL and paid by the ILDO at the intervals specified in this agreement.

7.2.3 The meter reading and the traffic observations of each PoIs shall be sent to the designated billing authority by each unit in charge of PoI and one composite bill shall be issued by the designated billing authority. The entire work regarding the billing shall be under the control and supervision of the one billing authority, which shall be under CGM-MTNL, Mumbai for the PoIs located in the areas of Delhi as well as Mumbai. The payment of the bills shall also be reconciled by the designated billing authority under the CGM MTNL, Mumbai and all actions regarding the billing and accounting shall be the responsibility of designated billing authority.

7.3               TERMS OF PAYMENT

7.3.1             MTNL and the ILDO agree that:

                  i) The payment of bills will be made by the ILDO within the time specified in Clause 7.2 above.

                  ii) The mode of payment will be through banker's Check/Demand Draft in favor of the designated authority of MTNL, drawn at the local branch of any scheduled bank at the place where such designated authority of MTNL is located.

                  iii) All payments due to MTNL will be paid without set off (netting) or counter claim and shall be free and clear of any withholding or deductions.

                  iv) If the bill issuing authority subsequently finds that some charges have been omitted from the bills issued, he will include the omitted charges in the subsequent bills at any time, but within 12 months from the date of issue of the relevant bill. However, in cases where additional billing becomes necessary due to the tariffs/rates changes notified subsequently with retrospective effect by the appropriate authority and where the bills are issued on account of delay by ILDO, there will be no time limit applicable for raising such bills.

7.3.2             (i)      If due payment is not received within the specified
                           period outlined in the bill, MTNL shall have a right to obtain payment through encashment of bank guarantee which shall be provided by the ILDO in favor of MTNL. The Bank guarantee will be en-cashed in case of a default in payment by ILDO.

                  (ii) The encashment of the bank guarantee shall not detract in any manner, the MTNL from discontinuing the use of its facilities by the ILDO after failure in making due payment. Provided, before disconnecting the said facilities, 30 day's notice shall be given to the ILDO but such notice will not be construed to have any link or connection with the encashment of Bank Guarantee.

7.4 In the event of delayed payment by either Party, interest will be charged on the due amount at the following rates:

--------------------------------------------------------------------------------
         Period of Delay                             Interest Rate (per annum)
--------------------------------------------------------------------------------
A.   For the first two occasions of delay:

     I     Delay of 15 days beyond the
           Due date                                             15%
     II    Delay beyond 15 days but up
           To the next 15 days                                  18%

B.   For the third & subsequent occasions
     of delayed payment:

     I.    Delay of 15 days beyond the
           Due date                                             18%*
     II.   Delay beyond 15 days but up to
           Next 15 days.                                        21%*

* Note: This stipulated interest rate or the prevailing prime lending rate of State Bank of India plus 5% (Five percent) per annum (compounded monthly), which ever is higher, shall be applicable.

Explanation

                       The interest referred above will also be applicable in case the bill is disputed but subsequently it is found to be in order by the appropriate authority.

7.5               SETTLEMENT OF DISPUTES REGARDING WRONG/EXCESS BILLING:

7.5.1             The bills issued by MTNL based on bulk record shall be final.
                  In case of difference up to 0.25%+/- with the billing record of ILDO, the amount billed by MTNL shall be treated as final. If the difference is more than +/- 0.25% but up to +/ -2%payment shall be made by ILDO. However, reconciliation of variance shall be carried out by both parties and will be subject to dispute resolution mechanism. Variance beyond this limit shall be subject to dispute resolution mechanism as specified in the Interconnect Agreement. However, ILDO shall pay to MTNL the undisputed amount plus 50% of the disputed amount subject to a minimum of an amount equal to previous month's billed amount immediately.

7.5.2 In the event ILDO disputes the accuracy of a bill delivered by MTNL pursuant to this Agreement, it will, as soon as practicable, but in any case before the pay-by-date notify the billing liaison contact of MTNL of the nature and extent of the dispute along with all details reasonably necessary to substantiate its claim, which shall be reasonably capable of being verified by MTNL.

7.5.3 In case of calculation or clerical error in the bill, the bill issuing authority after verifying the bill, if it finds the errors genuine, will correct the relevant bill accordingly within three days of the receipt of the complaint.

7.5.4 In cases other than those referred in clause 7.5.3, ILDO shall immediately obtain a provisional bill from MTNL before the pay by date of the original bill on the basis given in clause
                  7.5.1. The provisional bill shall be paid by the ILDO before the pay by date indicated in the provisional bill. Thereafter, within 7 days of the issue of the provisional bill, the ILDO shall approach the designated authority of MTNL along with all his relevant records based on which the ILDO disputes the bill issued by MTNL. The ILDO shall, in consultation with the designated authority of MTNL, settle the dispute within 15 days of the issue of the provisional bill referred in this clause. In this consultation, the records made by the measurement devices located at the MTNL interface point shall have precedence over the records of the ILDO. If after consultation, it is found that the bill issued by MTNL is correct, the balance amount of the bill, which was kept under dispute after the issue of the provisional bill), will also have to be paid by the ILDO within 7 days of the settlement of such dispute.

7.5.5 After the settlement of the dispute, if balance of the due payment is not made within the period referred to in clause 7.5.4, the MTNL shall discontinue the use of its facilities by the ILDO immediately on occurrence of this default. For this purpose all bills raised on ILDO shall serve the purpose of notice also and no separate notice for disconnection of facility will be required to be issued by MTNL. Restoration of the facility will be made only on clearance of the dues payable by the ILDO.

7.5.6             (i)      Notwithstanding provided herein above, if the dispute
                  over the accuracy of the bill fails to be resolved, in the manner already provided, the dispute shall be referred to the arbitrator appointed as per the provisions of clause 8.1 of this Agreement whose decision shall be final and binding.

                  (ii) Each party shall continue to fulfill its obligations under the Interconnect Agreement during the pendency of dispute and while dispute resolution process invoked under sub Para (i) above except that MTNL shall not be obliged to continue to provide and / or restore the interconnect services when all due payments are not made by the ILDO.

                  (iii) Any party shall not use any information obtained from other party during the course of dispute resolution process under this clause for any purpose other than to resolve the dispute and such information shall not be used in litigation.

7.6               BANK GUARANTEE

                  The bank Guarantee as the case may be for the payment of billed amount is to be submitted for each POI, separately. However, to avoid delay it is agreed that ILDO shall furnish a bank guarantee for Rs 6 crores valid for one year to Corporate Office MTNL in Delhi to cover the payment of due amount.

                  Later based on average monthly billing for the period of 4th ,5th and 6th months for each POI, the bank guarantee equal to 2 months average billed amount as above shall be provided separately to the designated billing authority of MTNL for each POI. Upon receipt of Bank guarantee as above, the original bank guarantee shall be released. The requisite performa, term and condition for the bank guarantee are enclosed as Annexure- 5

                                   ARTICLE - 8
                            DISPUTES AND ARBITRATION

8.2      DISPUTES OTHER THAN BILLING DISPUTES

8.2.1 Both parties shall use their best efforts in good faith and best intention to resolve a dispute other than billing dispute by mutual negotiation and consultation and shall settle amicably any dispute that may arise or relate to this agreement or a breach thereof. Pending resolution of a dispute, each party shall continue to fulfill its obligations under this agreement.

8.2.2 ARBITRATION : In the event of any question, dispute or difference arising under the agreement, or in connection thereto, except as to the matter of billing which is specifically provided for and governed by the terms and conditions in Para 7.6 (7.6.1 to 7.6.5), the same shall be referred for settlement by arbitration of three Arbitrators, one each to be nominated by each party and the third Arbitrator to be appointed by the said two nominated Arbitrators. The arbitration proceedings shall be governed by the Indian Arbitration and Conciliation Act, 1996 or any statute, amendment or re-enactment thereof and incorporation for the time being in force save and except that the award shall be given at the earliest. The place of arbitration shall only be New Delhi and it is Hon'ble Delhi High Court alone who shall have the jurisdiction.

8.2.3 Nothing contained in this agreement may be construed to preclude the right of a party to have recourse to TDSAT on matters over which TDSAT has jurisdiction under Telecom Regulatory Authority Act, 1997 as amended from time to time or any other law for the time being in force.

                                   ARTICLE - 9

9.1      LIABILITY, INDEMNITY AND INTELLECTUAL PROPERTY RIGHTS

9.2.1 Each party shall guarantee that the equipment/systems and other articles of the service commissioned/provided by it, does not infringe any copy-right or trademark or rights against passing off intellectual property of any third party.

9.2.2 Either party must not use a trademark belonging to another party as a trade mark without the prior written consent of that other party.

9.2.3 Either party must not use any intellectual Property rights, which it holds as the sole owner body or ILDO from, or joint owner with another body or person to prevent or hinder the provision of Services in any manner whatsoever. Where a party jointly owns Intellectual Property with a third person, or has been licensed to use the intellectual Property by third person then such party must obtain or use its reasonable efforts to obtain proper permission as required from such third person either as joint owner or licensor, to enable to provide Services without restriction or hindrance.

9.2.4 Each party shall indemnify the other innocent party against all liability or loss arising from, and reimburse all reasonable costs, charges and expenses incurred in connection with, any action, claim, suit or demand; alleging infringement against the Innocent Party of the rights of a third person arising from the use by the Innocent Party of Intellectual Property disclosed or licensed by the indemnifying party under this agreement.

9.2.5 The conveyance of information between MTNL and the ILDO which shall take place, shall not constitute or imply the granting of any rights under any copy right, patent, trademark or any other Intellectual property rights either at the time of conveyance or subsequently.

                                  ANNEXURE - 1

                         MTNL/ILDO'S NETWORK INFORMATION

3.                ILDO INFORMATION

3.1 Name(s) and Postal address of ILDO'S gateway exchanges in Service area of Delhi/Mumbai.

3.2 Postal address of each building within Delhi/ Mumbai, which the ILDO believes to be suitable for supporting interconnection to MTNL's network.

4.                MTNL INFORMATION (to be provided by MTNL)

4.1 Names and Postal address of TAX Tandem/ Local exchanges and main Local Exchanges within the MTNL'S Licensed Area.

                                  ANNEXURE - 2

                        DEMAND FOR INTERCONNECT CAPACITY
                       (TO BE FURNISHED BY THE ILDO/MTNL)

A.                Name of ILDO

B.                Name of ILDO's Exchange

C.                MTNL's Local/Tandem Exchange
                  (Suggested by ILDO for interconnection)

D.                Date when required.

--------------------------------------------------------------------------------------
                                                                             Type of
Type of                     Busy hour Call      Traffic in       No. of      Signaling
Traffic                      attempts [B]       Erlangs [E]      Ports       (Note - 1)
--------------------------------------------------------------------------------------
ILDO
Exchanges to
MTNL Local/
Tandem
--------------------------------------------------------------------------------------
MTNL  TAX to ILDO
gateway switch
--------------------------------------------------------------------------------------

Signature of ILDO/MTNL:
Date:

Acknowledgement by MTNL/ILDO:
Date:

Note 1: CCS7 signaling is supported by MTNL's new technology switches e.g. AXE-10, EWSD, OCB-283, Fetex 150 & 5ESS switches.

Note 2: Clause 2.2.2 stipulates direct connectivity between ILDO'S exchange and MTNL's terminating local exchange wherever the originating and terminating traffic to and from exchange of MTNL justifies more than 8 PCMs. In such cases the traffic figure for each MTNL exchange shall be furnished.

                                  ANNEXURE - 3

                              CANCELLATION CHARGES

         If the ILDO cancels a firm demand for capacity more than thirty days after placing the same, a cancellation charge as set out below shall be payable by him to the MTNL.

-----------------------------------------------------------
CANCELATION                             CANCELLATION
AFTER RECEIPT                           CHARGE
OF FIRM  DEMAND                         AS A PERCENTAGE OF
(NUMBER OF DAYS)                        1 YEAR'S
                                        CONNECTION CHARGE *
-----------------------------------------------------------
0-90 days                               50%
more than 90 days                       100%
-----------------------------------------------------------

                                  ANNEXURE - 4

                           CONTENT OF THE CHARGE BAND

                                             LENGTH
PARAMETER                  TYPE             (OCTETS)          CODE
--------------------------------------------------------------------
Message Type                 F                 1              H `31'

Charge Band Number           O                 3              H `FF'

End of Optional              O                 1              H `0'
Parameters
--------------------------------------------------------------------

CHARGE BAND METHOD:

a)       Natural Operation

                  Means that the charging is elaborated locally by a local exchange from the implicit charging data included in the charge band parameter and sent by a DTAX exchange.

                  The originating local exchange knows from the analysis of the call type that the call has to be charged on a change band basis.

                  Transmission of the implicit charging data is achieved by using the CRG message with only one charge band number parameter included.

                  The CRG message with charge band number is transmitted by a DTAX exchange before ACM message, when sufficient address information is received to determine the charging information.

                  The CRG message with charge band number is retransmitted unchanged by an intermediate exchange.

b)       Malfunction cases:

                  If the message received by the local exchange does not include the charge band parameter or includes the charging unit number parameter in addition to the charge band parameter, the message is considered as incorrect. That is to say, if the incorrect CRG is the first backward message received, the circuit is reset (forward RSC sending) and an automatic call reattempt is made; otherwise, the incorrect message is ignored.

                  In all cases, the CRG should be received by a local exchange before answering condition (i.e. ANM/CON reception); otherwise the call is released by REL forward sending (clause 111).

                  If several correct charge band CRG are received before answer, only the last one is considered.

                  The call is stated as 'not charged' by a local exchange if the charging indicator received in the Backward Call Indicator
                  (BCI) in ACM/ANM or CON has the value `No charge' and this whatever the value of the received charge band number may be. Clause 2.5.2 may be referred in this regard.

                                  ANNEXURE - 5

                   PROFORMA OF BANK GUARANTEE UNDER ARTICLE 7

To

M/S MAHANAGER TELEPHONE NIGAM LIMITED
____________
____________

1. In consideration of Mahanager Telephone Nigam Limited, a company registered under the Companies Act and having registered office at Jeevan Bharti Building, Tower No.1, 12th Floor, 124 Connaught Circus, New Delhi- 110001 (hereinafter called the `MTNL') agreed to interconnect its network with that of M/s _______________, licensed to provide International Long Distance Services (hereinafter referred to as ILDO) a company registered under the Companies Act and having registered office at .............., for the purpose of establishing a International Long Distance Services network of the ILDO in accordance with a interconnect agreement/ (hereinafter referred to as `the agreement') No :
________________________ dated __________, entered into between MTNL and ILDO, which inter-alia provides for production of bank guarantee to the extent of Rs ______ Crore (Rupees _____ Crore only) under the said agreement by way of security for payment of various amounts receivable by MTNL from ILDO. We
..........(indicate the full name, address, and other particulars of the bank)
(hereinafter referred to as the BANK) at the request of the ILDO hereby irrevocably and unconditionally guarantee to the MTNL that the BANK shall pay without demur all the amount of the dues under the interconnect agreement whenever called upon to pay by the MTNL.

2. We, the BANK, hereby undertake to pay to the MTNL an amount not exceeding Rs _____ Crore (Rupees _____ Crore only) against any non payment of any amount by ILDO to MTNL or by reason of any failure of the ILDO to extend the validity of the guarantee in accordance with the terms stipulated in the agreement.

3. We, the BANK, hereby further undertake to pay as primary obligor and not merely a surety to pay such sums not exceeding Rs ____ Crore (Rupees ______ Crore only) to the MTNL immediately without demur and objections and without reference to ILDO and without questioning the right of MTNL to make such demand or the propriety or legality of the demand, merely on demand of the MTNL stating that the amount claimed is due by way of failure of the ILDO to pay the due amount or any part thereof in terms of the said agreement.

4. We, the BANK, do hereby declare and agree that the decision of the MTNL as to whether the ILDO has failed to pay the due payment or any part thereof shall be final and binding on us.

5.       We, the BANK, do hereby declare and agree that the

Guarantee herein contained shall remain in full force and effect initially for a period of one year from the date hereof and further agrees to extend the same from time to time (one year at a time) so that it continues to be enforceable till all the dues of the MTNL by virtue of the said agreement have been fully paid and its claim satisfied or discharged or till MTNL satisfies that the terms and conditions of the said agreement have been fully complied with and accordingly discharges this guarantee.

The MTNL shall have the fullest liberty without our consent and without affecting in any manner our obligations hereunder to vary any of the terms and conditions of the said agreement or to extend or to allow time for payment related performance of any obligation of the said ILDO from time to time or to postpone for any time or from time to time any of the powers exercisable by the MTNL against the said ILDO and to forebear or to enforce any of the terms and conditions relating to the said agreement and we shall not be relieved from our liability by reason of any variation or extension being granted to the said ILDO or forbearance act or omission on part of the MTNL or any indulgence by the MTNL to the ILDO or to give such matter of thing whatsoever which under the law relating to sureties would but for this provision, have effect of so relieving us.

Any claim, which the BANK has against the ILDO, shall be subject and subordinate to the prior payment and performance in full satisfaction of all the obligations towards MTNL under this agreement. The BANK will not exercise any legal right or remedy of any kind in respect of any payment or performance against ILDO so long as the obligation of the BANK under this guarantee remains owing and outstanding.

This guarantee shall be irrevocable and the obligations of the BANK herein shall not be conditional to any prior notice by the MTNL or by the ILDO.

6. We, the BANK, undertake not to revoke this guarantee during its currency and any extension thereof except with the prior consent of the MTNL in writing and agree that any change in the constitution of MTNL or the ILDO or us shall not discharge our liability hereunder.

Dated -......day of......(month) of......(year) at......

Signature
Bank Seal
Name and address of the Bank
Telephone and Fax No.

Witnesses:
(Signature, Name & Address)

1.

2.

                                                                      SCHEDULE-I

                       ACCESS CHARGES AND REVENUE SHARING
           PAYMENT FOR CARRIAGE AND TERMINATION OF OUTGOING ISD CALLS

(i) MTNL shall pay to ILDO for carriage and termination of ISD calls originated in India and terminated outside India using ILDO's ILD network at following rates as per present tariff enclosed in Annexure-I:

ISD calls terminated in            Per minute rate
------------------------           ---------------
USA/CANADA/EUROPE/UK               [Text Redacted]
AFRICA/MIDDLE EAST                 [Text Redacted]
REST OF WORLD                      [Text Redacted]

(ii) At a later date, if tariffs are revised downward by ILDO unilaterally, MTNL shall retain minimum per minute charge as below:

ISD calls terminated in            Minimum Per minute retention of MTNL
------------------------           ------------------------------------
USA/CANADA/EUROPE/UK                        [Text Redacted]
AFRICA/MIDDLE EAST                          [Text Redacted]
REST OF WORLD                               [Text Redacted]

         The above retention has been worked out on an average tariff of [Text Redacted] per minute assuming [Text Redacted] paid minutes in peak hours and [Text Redacted] in off peak hours.

(iii) In case ILDO offers lower rates for carriage and termination of ISD calls originated in India and terminated outside India to any other BSO / CMSP, NLDO or ILDO, the same shall apply to MTNL retrospectively from the date of applicability of such lower rates to any other service provider mentioned above.

(iv) ILDO shall pick up the traffic from the Points of Interconnection at gateway TAXs designated by MTNL.

(v) The above are fixed rates per minute without any off peak and shall apply all the 24 hours of the day for all days of the year.

(vi) There shall not be any minimum guaranteed outbound traffic from MTNL to ILDO.

(vii) The applicable unit (pulse rate) for measurement of said minutes shall be 1 second, rounded off to next higher minute on total calls in a month.

(viii) ILDO shall accept and carry calls to any destination in the world as offered to it by MTNL.

(ix) MTNL shall bill and collect the charges for ISD calls originated in MTNL's network and carried by ILDO's network for termination in any country outside India.

II.      PAYMENT FOR CARRIAGE AND TERMINATION OF INCOMING ISD CALLS

(i) For incoming international calls, ILDO shall pay to MTNL a per minute charge for carriage and termination as per the details given below :-

------------------------------------------------------------------------
FOR TERMINATION INTO FIXED TELEPHONES                    [Text Redacted]
------------------------------------------------------------------------
FOR TERMINATION INTO WLL (M) AND GSM
TELEPHONES                                               [Text Redacted]
------------------------------------------------------------------------

Note 1:

         a. There shall not be any peak or off peak rates. The above rates shall apply for all 24 hours of the day for all days of the year.

         b.       The charges are independent of originating point for calls.

         c. The applicable unit (pulse rate) for measurement of said minutes shall be 1 second rounded off to next higher minute on total calls in a month.

(ii) ILDO shall deliver all the incoming international calls meant for MTNL at POI at all the tandems of MTNL and further carriage from the POI to the final destination shall be done by MTNL.

(iii) If ILDO contracts a higher charge to another BSO/CMSP or NLDO the same shall apply to MTNL as well. These revised rates for termination shall apply from the dates they are applied for another carrier, under the identical terms and conditions. Similarly, if MTNL contracts lower charge to another ILDO under certain terms and conditions, the same shall apply to ILDO as well. These revised rates for termination shall apply from the dates they are applied for another carrier, under the identical terms and conditions. The rate for NLDO will be matched at the SDCA level if it is determined that MTNL has obtained the NLD license.

(iv) In case of use of MTNL's network for carriage and termination of calls in the network of some other BSO/CMSP, consolidated charges as above shall be payable, by ILDO along with a transit charge of [Text Redacted] per minute and any charge to be paid to the other BSO/CMSPs shall be settled by MTNL. However, volume discount, if any, shall not be applicable on such calls. Such calls shall be handed over to MTNL by ILDO on separate trunk group at TAX/Tandem designated by MTNL.

III.     VOLUME RELATED REDUCTION

         INCOMING TRAFFIC: The volume related reduction shall be applied on billed amount for the incoming traffic in any month when traffic exceeds [Text Redacted] million paid minute after excluding the transit traffic meant for other networks. For all incoming traffic into MTNL network, following volume related reduction in the termination charges will be applied:

(a) Upto [Text Redacted] million minutes / month   [Text Redacted]

(b) [Text Redacted] million minutes / month        [Text Redacted] (on the total
                                                   volume)

(d) [Text Redacted] million minutes and above      [Text Redacted] (on the total
                                                   volume)

IV.      GENERAL

         All charges relating to the existing bandwidth and port connectivity which were hitherto provided free to ILDO will have to be paid as per applicable tariff. The Parties agree that charges for the use of any other chargeable resources of each other which are not specifically agreed otherwise, will be mutually agreed upon.